Exhibit 8.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Telephone: +1 (212) 837-6000 Fax: +1 (212) 422-4726 hugheshubbard.com

July 15, 2022

CF Acquisition Corp. VI

110 East 59th Street

New York, NY 10022

Re: Registration Statement on Form S-4 (File No. 333-262725)

Ladies and Gentlemen:

We have acted as legal counsel to CF Acquisition Corp. VI, a Delaware corporation (“CF VI”), in connection with the transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of December 1, 2021 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Business Combination Agreement”), by and between CF VI and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada, and the preparation and filing of your registration statement on Form S-4 dated as of February 14, 2022 (as amended or supplemented, and together with the proxy statement/prospectus, the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

You have requested that we render our opinion as to certain tax matters relating to the exercise by current beneficial owners of CF VI Class A Common Stock of their redemption rights in connection with the Business Combination (the “Redemptions”) in connection with the Registration Statement.

For purposes of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, that (i) the original documents (including signatures) are authentic, (ii) documents submitted to us as copies conform to the corresponding original documents, (iii) the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, and (vi) the transactions provided for by each agreement will be carried out in accordance with their terms. In rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Code, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Redemptions or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the caption “The Business Combination Proposal — United States Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to certain material United States federal income tax consequences of the Redemptions.

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Redemptions under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP
Hughes Hubbard & Reed LLP